Exhibit 99
Stem Announces First Quarter 2024 Results
Substantial increase of +42% CARR-to-ARR conversion since January 2024
Introducing Next Generation Asset Performance Management Software Suite
Reaffirming Full Year 2024 Operating Cash Flow, Adjusted EBITDA, Gross Margin and Bookings Guidance

First Quarter 2024 Financial and Operating Highlights
Financial Highlights1
•Revenue of $25.5 million, down from $67.4 million (-62%) in 1Q23. Reflects a $33 million reduction in revenue due to an updated valuation of certain contract guarantees for hardware revenue recorded in 2022 and 2023
•GAAP gross profit of $(24.2) million, down from $1.0 million in 1Q23, primarily as a result of the net revenue reduction
•Non-GAAP gross margin of 24%, up from 19% in 1Q23
•Net loss of $72.3 million versus net loss of $44.8 million in 1Q23
•Adjusted EBITDA of $(12.2) million versus $(13.7) million in 1Q23
•Operating cash flow of $(0.6) million versus $(35.8) million in 1Q23
•Ended 1Q24 with $112.8 million in cash, cash equivalents, and short-term investments, versus $113.6 million at the end of 4Q23
•Reaffirming guidance for adjusted EBITDA and operating cash flow for full year 2024

Operating Highlights
•Bookings of $23.8 million, versus $363.5 million in 1Q23, driven primarily by increased quarterly variability associated with Stem’s continued progress in large, utility-scale projects
•Contracted backlog of $1.6 billion, up from $1.2 billion (+33%) at end of 1Q23, and down from $1.9 billion (-16%) at end of 4Q23. Sequential decrease driven by efforts to upgrade profitability of the backlog and focus on higher-margin contracts
•Contracted storage assets under management (“AUM”) of 5.8 gigawatt hours (“GWh”), up from 5.5 GWh (+5%) at end of 4Q23
•Solar monitoring AUM of 26.9 gigawatts (“GW”), down from 27.5 GW (-2%) at the end of 4Q23
•Contracted annual recurring revenue (“CARR”) of $89.3 million, up from $71.5 million (+25%) at end of 1Q23, and down from $91.0 million (-2%) at end of 4Q23
SAN FRANCISCO – May 2, 2024 – Stem, Inc. (“Stem” “we” or the “Company”) (NYSE: STEM), a global leader in artificial intelligence (AI)-driven clean energy solutions and services, announced today its financial results for the three months ended March 31, 2024.
John Carrington, Chief Executive Officer of Stem, commented, “The first quarter represented Stem’s continuing efforts to maximize cash flow generation in 2024 through cost control and converting receivables to cash. We set a quarterly record for non-GAAP gross margin, and adjusted EBITDA improved year-over-year despite lower revenue in the quarter, highlighting our focus on operating efficiency and ongoing cost management. Our first quarter performance reflected breakeven operating cash flow given continued reductions in our working capital intensity. Importantly, we are accelerating the conversion of CARR-to-ARR with a +42% increase expected for 2Q24 through 4Q24 as a result of a company-wide focus on our 2024 guiding principles.
“Revenue in the first quarter was reduced by a $33 million non-cash adjustment as a result of an update of our estimates for variable consideration in connection with contract guarantees that we issued in 2022 and early 2023. Recent market dynamics, including the continued slowdown of interconnection timeframes and recent reductions in hardware prices, caused us to update our estimate of variable consideration for hardware related to these legacy contract guarantees. It’s important to note that this adjustment had no impact on our cash flows in the quarter.
1 The Company recorded a net revenue reduction of $33 million in hardware revenue during the three months ended March 31, 2024 due to recent market conditions. These conditions resulted in changes in initial estimates related to previously disclosed guarantees issued by the Company under certain customer contracts, most of which were entered into in 2022. See the section below entitled “Some Factors Affecting our Business and Operations.” Adjusted EBITDA and non-GAAP gross profit and margin percentage for the quarter have been adjusted to exclude the impact of such revenue reduction. Further details are provided below in the section entitled “Definitions of Non-GAAP Financial Measures.”

“During the quarter, we also canceled certain less profitable contracts in both our hardware and software backlog to focus on higher-margin opportunities. We believe that these decisions will set us up for improved profitability and cash generation in the future. We remain confident in our ability to generate more than $50 million of operating cash flow for full-year 2024.

“I am excited to announce our new PowerTrackTM Asset Performance Management (APM) suite, a software solution that centralizes and streamlines the management of storage, solar, and hybrid energy asset portfolios. Built on the dual foundation of Stem’s solar asset monitoring software and the Athena platform, PowerTrack APM revolutionizes how technical asset managers, commercial asset managers, and operations managers collaborate around a unified set of metrics and streamlined processes. PowerTrack APM was built by storage and solar industry experts to surface the right insights at the right time to reduce operational risk and maximize asset and portfolio performance.

“As we expected with our expansion into large-scale front-of-the-meter (FTM) storage projects, our bookings have become increasingly variable on a quarterly basis. We reiterate our full-year $1.5-$2.0 billion bookings target for 2024, based on contracts that are in advanced stages of negotiation or are expected to close in the near-term. We also expect meaningful year-over-year growth in software services revenue. We are maintaining our guidance for positive adjusted EBITDA and operating cash flow for full-year 2024. And we continue our focus on strengthening our balance sheet. I am confident that the actions we are taking to drive free cash flow place the Company on a solid foundation for growth, including an acceleration in our conversion of accounts receivable to cash as well as the strong backlog underlying our revenue and gross margin expectations for the balance of the year.”

Key Financial Results and Operating Metrics
(in $ millions unless otherwise noted):

	Three Months Ended March 31,
	2024	2023
Key Financial Results (1)
Revenue	$25.5	$67.4
GAAP Gross (Loss) Profit	$(24.2)	$1.0
GAAP Gross Margin (%)	(95)%	1%
Non-GAAP Gross Profit*	$13.8	$15.1
Non-GAAP Gross Margin (%)*	24%	19%
Net Loss	$(72.3)	$(44.8)
Adjusted EBITDA*	$(12.2)	$(13.7)

Key Operating Metrics
Bookings	$23.8	$363.5
Contracted Backlog**	$1,639.6	$1,242.6
Contracted Storage AUM (in GWh)**	5.8	3.5
Solar Monitoring AUM (in GW)**	26.9	25.6
CARR**	$89.3	$71.5
(1) Revenue, gross (loss) profit, and net loss were negatively impacted by a $33 million reduction in revenue as discussed below.
*Non-GAAP financial measures. Adjusted EBITDA and non-GAAP gross profit and margin have been adjusted to exclude the impact of the reduction in revenue, as discussed below. See the section below titled “Use of Non-GAAP Financial Measures” for details and the section below titled “Reconciliations of Non-GAAP Financial Measures” for reconciliations.
** At period end.

First Quarter 2024 Financial and Operating Results
Financial Results
Revenue decreased 62% year-over-year to $25.5 million, versus $67.4 million in the first quarter of 2023. The decrease was primarily driven by a $33 million reduction in revenue due to non-cash variable consideration adjustments, as described below.
GAAP gross (loss) profit was $(24.2) million, or (95)%, versus $1.0 million, or 1%, in the first quarter of 2023. The year-over-year decrease in GAAP gross profit was primarily driven by the $33 million reduction in revenue, partially offset by more favorable supply costs.
Non-GAAP gross profit was $13.8 million, or 24%, versus $15.1 million, or 19%, in the first quarter of 2023. The year-over-year decrease in non-GAAP gross profit was largely due to lower revenue, which was partially offset by a reduction in cost of hardware revenue and an increased mix of higher-margin solar products.
Net loss was $72.3 million versus first quarter 2023 net loss of $44.8 million, largely due to the $33 million reduction in revenue.
Adjusted EBITDA was $(12.2) million compared to $(13.7) million in the first quarter of 2023, with the slight improvement largely driven by gross margin improvement and continued cost control.
The Company ended the quarter with $112.8 million in cash and short-term investments, consisting of $112.8 million in cash and cash equivalents, as compared to $113.6 million in cash and short-term investments at the end of the fourth quarter 2023.
Operating Results
Contracted backlog was $1.6 billion at the end of the first quarter of 2024, compared to $1.9 billion as of the end of the fourth quarter of 2023, representing a 16% sequential decrease. The decrease in contracted backlog in the quarter was driven by a newly implemented, proactive effort to upgrade the profitability profile of the backlog, focusing resources on the most compelling opportunities. The result was a cancellation of approximately $257 million of lower-margin contracts.
Bookings were $23.8 million in the first quarter of 2024 versus $363.5 million in the first quarter of 2023. The decrease in bookings versus the prior year period was primarily associated with Stem’s expansion into increasingly larger, utility-scale projects, which present variability in the cadence of quarterly bookings.
Contracted storage AUM increased 5% sequentially to 5.8 GWh for the first quarter of 2024, driven by new contract wins, partially offset by the previously described proactive contract cancellations. Solar monitoring AUM decreased 2% sequentially to 26.9 GW for the first quarter of 2024.

CARR decreased 2% to $89.3 million at the end of the first quarter of 2024 versus $91.0 million as of the end of the fourth quarter of 2023. The decrease in CARR was due to the previously described proactive backlog adjustment that resulted in cancelling $3.5 million of annualized service contracts.

The following table provides a summary of backlog at the end of the first quarter of 2024, compared to backlog at the end of the fourth quarter of 2023 ($ in millions):

End of 4Q23	$1,929.3
Add: Bookings	23.8
Less: Hardware revenue	(43.7)
Software/services adjustments	(13.1)
Amendments/Cancellations	(256.7)
End of 1Q24	$1,639.6

Recent Business Highlights

On March 19, 2024, the Company announced that its Athena® PowerBidder™ Pro application had been selected by two community choice aggregators (CCAs) – Central Coast Community Energy and Silicon Valley Clean Energy – to support scalable bid optimization management and help maximize the value of multiple battery energy storage systems in the California Independent System Operator (CAISO) market. Under this software-only contract, the CCAs will use PowerBidder Pro’s advanced price forecasting and optimization features to manage and execute trading strategies for a growing portfolio of utility-scale assets in CAISO.

On May 2, 2024, the Company announced the launch of its new PowerTrack Asset Performance Management (APM) suite, a powerful software solution enabling owners, operators, and asset managers to centralize and streamline the management of storage, solar, and hybrid energy asset portfolios. The suite includes highly configurable, persona-based dashboards and workflows, allowing users to create and customize the interface and data that matter most. From portfolio-level technical and commercial performance monitoring to site-level information and granular device-level data, PowerTrack APM offers simplified and automated processes to help drive operational efficiency and help ensure hardware compliance as companies scale their clean energy portfolios.

Outlook
The Company is updating its full year 2024 guidance ranges as follows ($ millions, unless otherwise noted):

	Previous	Updated*
Revenue	$600 - $700	$567 - $667

Non-GAAP Gross Margin (%)	15% - 20%	Unchanged

Adjusted EBITDA	$5 - $20	Unchanged

Bookings	$1,500 - $2,000	Unchanged

CARR (year-end)	$115 - $130	Unchanged

Operating Cash Flow	Greater than $50	Unchanged

See the section below titled “Reconciliations of Non-GAAP Financial Measures” for information regarding why Stem is unable to reconcile Non-GAAP Gross Margin and Adjusted EBITDA guidance to their most comparable financial measures calculated in accordance with GAAP.

*Full year revenue guidance has been adjusted downward dollar-for-dollar solely as a result of the $33 million reduction in revenue.

The Company reaffirms full year 2024 revenue projected quarterly performance as follows:

	1QA	2QE	3QE	4QE
Revenue	$25M	10%	32%	54%
Some Factors Affecting our Business and Operations
As previously disclosed, the Company entered into certain contractual guarantees pursuant to which, if a customer were unable to install or designate hardware to a specified project within a specified period of time, the Company would be required to assist the customer in re-marketing the hardware for resale by the customer. Such guarantees provide that, in such cases, if the customer resold the hardware for less than the amount initially sold to the customer, the Company would be required to compensate the customer for any shortfall in fair value for the hardware from the initial contract price. The Company accounts for specified contractual guarantees as variable consideration. The Company reviews its estimate of variable consideration, including changes in estimates related to such guarantees, each quarter for facts or circumstances that have changed from the time of the initial estimate. Due to recent market conditions, the Company recorded a net revenue reduction of $33 million in hardware revenue during the three months ended March 31, 2024. The reduction in revenue was related to deliveries that occurred prior to the current fiscal year.

The Company has not issued such guarantees since June 2023, and does not intend to issue any new guarantees in the future.

The Company is actively advancing projects under fixed price contracts that it expects will consume approximately 50% of the remaining hardware subject to guarantees, based on current market conditions. It is anticipated that these transactions will close in the second and third quarters of 2024, at which point they will not be subject to future adjustment. The Company believes that these transactions will enable it to convert accounts receivable into cash more quickly. The remaining hardware subject to guarantees are currently valued at approximately $50 million, after giving effect to the $33 million adjustment. The Company intends to integrate this hardware into development projects, which are expected to be available for sale late in the second half of 2024 and to be operational in the second half of 2025. The Company will continue to evaluate the economics of these transactions based on then-current conditions. Any remaining hardware that is not integrated into future projects remain subject to potential future updates to estimates of variable consideration, which may result in one or more future impairments.

Stem continues to diversify its supply chain, integrate additional energy technologies, and deploy a portion of its balance sheet to help position the Company to meet the expected significant growth in customer demand. We are subject to risk and exposure from the evolving macroeconomic, geopolitical and business environment, including the effects of increased global inflationary pressures and interest rates, potential import tariffs, potential economic slowdowns or recessions, and geopolitical pressures, including the armed conflicts between Russia and Ukraine, and in the Gaza Strip and nearby areas, as well as tensions between China and the United States, and unknown effects of current and future trade and other regulations. We regularly monitor the direct and indirect effects of these circumstances on our business and financial results, although there is no guarantee of the extent to which we will be successful in these efforts.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this earnings press release contains the following non-GAAP financial measures: adjusted EBITDA, non-GAAP gross profit and non-GAAP gross margin.

We use these non-GAAP financial measures for financial and operational decision-making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) are used by investors and analysts to help them analyze the health of our business. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by other companies. In addition, other companies may not publish these or similar measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of adjusted EBITDA and non-GAAP gross profit and margin to their most comparable GAAP measures, see the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Definitions of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) attributable to Stem before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including gain (loss) on the extinguishment of debt, revenue constraint, reduction in revenue, excess supplier costs, change in fair value of derivative liability, transaction and acquisition-related charges, litigation expense, restructuring costs, and income tax provision or benefit. The expenses and other items that we exclude in our calculation of adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude when calculating adjusted EBITDA.

We define non-GAAP gross profit as gross profit excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, excess supplier costs, reduction in revenue, and including revenue constraint. Non-GAAP gross margin is defined as non-GAAP gross profit as a percentage of revenue.
The Company generally records the full purchase order value as revenue at the time of hardware delivery; however, for certain non-cancelable purchase orders entered into during the first quarter of 2023, the final settlement amount payable to the Company is variable and indexed to the price per ton of lithium carbonate in the first quarter of 2024 such that the Company may increase or decrease the final prices in such purchase orders based on the price per ton of lithium carbonate at final settlement. Lithium carbonate is a key raw material used in the production of hardware systems that the Company ultimately sells to customers. The total dollar amount of such purchase orders for the indexed contracts is approximately $52 million. However, as a result of the pricing structure in such purchase orders, the Company recorded revenue in the first quarter of 2023 of approximately $42 million in accordance with GAAP, net of a $10 million revenue constraint, using a third party forecast of the lithium carbonate trading value in the first quarter of 2024. Because the Company had not before used indexed pricing in its customer contracts or purchase orders and had not previously constrained revenue related to forecasted inputs of its hardware systems, the Company believes that including the $10.2 million revenue constraint from the first quarter of 2023 into non-GAAP gross profit enhances the comparability to the Company’s non-GAAP gross profit in prior periods. The Company expects to receive, pursuant to such purchase orders, final consideration of at least $34 million. The Company recorded the full cost of hardware revenue for these indexed contracts in the first quarter of 2023.

As stated above, in certain customer contracts, the Company previously agreed to provide a guarantee that the value of purchased hardware will not decline for a certain period of time. The Company accounts for such contractual terms and guarantees as variable consideration at each measurement date. The Company reviews its estimate of variable consideration each quarter, including changes in estimates related to such guarantees, for facts or circumstances that have changed from the time of the initial estimate.
See the section below entitled “Reconciliations of Non-GAAP Financial Measures.”
Conference Call Information
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, May 2, 2024, beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780 and referencing Stem. An audio replay will be available shortly after the call until June 2, 2024, and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 13745401. The replay will be available until Sunday, June 2, 2024. An archive of the webcast will be available shortly after the call on Stem’s website at https://investors.stem.com/overview for 12 months following the call.
About Stem
Stem provides clean energy solutions and services designed to maximize the economic, environmental, and resiliency value of energy assets and portfolios. Stem’s leading AI-driven enterprise software platform, Athena® enables organizations to deploy and unlock value from clean energy assets at scale. Powerful applications, including AlsoEnergy’s PowerTrack, simplify and optimize asset management and connect an ecosystem of owners, developers, assets, and markets. Stem also offers integrated partner solutions to help improve returns across energy projects, including storage, solar, and EV fleet charging. For more information, visit www.stem.com.

Forward-Looking Statements
This earnings press release, as well as other statements we make, contains “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; our expectations around future estimates of variable consideration in connection with guarantees of certain customer contracts, and the resulting effects on revenue; our ability to secure sufficient and timely inventory from suppliers; our ability to meet contracted customer demand; our ability to manage our supply chains and distribution channels; our joint ventures, partnerships and other alliances; forecasts or expectations regarding energy transition and global climate change; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels; the effects of natural disasters and other events beyond our control; the direct or indirect effects on our business of macroeconomic factors and geopolitical instability, such as the ongoing conflict in Ukraine; the expected benefits of the Inflation Reduction Act of 2022 on our business; and our future results of operations, including adjusted EBITDA and the other metrics presented under Outlook. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to our inability to secure sufficient and timely inventory from our suppliers, as well as contracted quantities of equipment; our inability to meet contracted customer demand; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; general macroeconomic and business conditions in key regions of the world, including inflationary pressures, general economic slowdown or a recession, rising interest rates, changes in monetary policy, and the prospect of a shutdown of the U.S. federal government; the direct and indirect effects of widespread health emergencies on our workforce, operations, financial results and cash flows; geopolitical instability, such as the ongoing conflicts in Ukraine and the Gaza Strip and nearby areas; the results of operations and financial condition of our customers and suppliers; pricing pressures; severe weather and seasonal factors; our inability to continue to grow and manage our growth effectively; our inability to attract and retain qualified employees and key personnel; our inability to comply with, and the effect on our business of, evolving legal standards and regulations, including those concerning data protection, consumer privacy, sustainability, and evolving labor standards; risks relating to the development and performance of our energy storage systems and software-enabled services; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties discussed in this release and in our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes, or the timing of these results or outcomes, may vary materially from those reflected in our forward-looking statements. Forward-looking statements and other statements in this release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this earnings press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise, except as required by law.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com

Stem Media Contacts
Suraya Akbarzad, Stem
press@stem.com

Source: Stem, Inc.

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$112,804	$105,375
Short-term investments	—	8,219
Accounts receivable, net of allowances of $4,464 and $4,904 as of March 31, 2024 and December 31, 2023, respectively	239,934	302,848
Inventory, net	24,444	26,665
Deferred costs with suppliers	20,125	20,555
Other current assets (includes $41 and $73 due from related parties as of March 31, 2024 and December 31, 2023, respectively)	8,221	9,303
Total current assets	405,528	472,965
Energy storage systems, net	71,234	74,418
Contract origination costs, net	10,515	11,119
Goodwill	547,169	547,205
Intangible assets, net	155,008	157,146
Operating lease right-of-use assets	11,475	12,255
Other noncurrent assets	83,966	81,869
Total assets	$1,284,895	$1,356,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,746	$78,277
Accrued liabilities	78,487	76,873
Accrued payroll	11,188	14,372
Financing obligation, current portion	15,390	14,835
Deferred revenue, current portion	56,952	53,997
Other current liabilities (includes $203 and $31 due to related parties as of March 31, 2024 and December 31, 2023, respectively)	12,855	12,726
Total current liabilities	236,618	251,080
Deferred revenue, noncurrent	88,410	88,650
Asset retirement obligation	4,073	4,052
Convertible notes, noncurrent	524,200	523,633
Financing obligation, noncurrent	49,222	52,010
Lease liabilities, noncurrent	9,885	10,455
Other liabilities	436	416
Total liabilities	912,844	930,296

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of March 31, 2024 and December 31, 2023; zero shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of March 31, 2024 and December 31, 2023; 161,526,782 and 155,932,880 issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	16	16
Additional paid-in capital	1,216,197	1,198,716
Accumulated other comprehensive income (loss)	154	(42)
Accumulated deficit	(844,801)	(772,494)
Total Stem’s stockholders’ equity	371,566	426,196
Non-controlling interests	485	485
Total stockholders’ equity	372,051	426,681
Total liabilities and stockholders’ equity	$1,284,895	$1,356,977

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenue
Services and other revenue	$14,840	$14,673
Hardware revenue	10,629	52,732
Total revenue	25,469	67,405
Cost of revenue
Cost of services and other revenue	9,984	11,504
Cost of hardware revenue	39,676	54,907
Total cost of revenue	49,660	66,411
Gross (loss) profit	(24,191)	994
Operating expenses:
Sales and marketing	11,126	12,406
Research and development	14,136	13,444
General and administrative	18,560	17,797
Total operating expenses	43,822	43,647
Loss from operations	(68,013)	(42,653)
Other expense, net:
Interest expense, net	(4,707)	(1,777)
Other income (expense), net	566	(439)
Total other expense, net	(4,141)	(2,216)
Loss before (provision for) benefit from income taxes	(72,154)	(44,869)
(Provision for) benefit from income taxes	(153)	91
Net loss	$(72,307)	$(44,778)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.29)

Weighted-average shares used in computing net loss per share to common stockholders, basic and diluted	158,180,137	154,966,163

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES
Net loss	$(72,307)	$(44,778)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,809	11,107
Non-cash interest expense, including interest expenses associated with debt issuance costs	422	386
Stock-based compensation	8,374	7,202
Non-cash lease expense	777	661
Accretion of asset retirement obligations	59	61
Impairment loss of energy storage systems	—	851
Impairment loss of project assets	345	—
Net (accretion of discount) amortization of premium on investments	(29)	(657)
Income tax benefit from release of valuation allowance	—	(335)
Provision for accounts receivable allowance	(1,004)	522
Net loss on investments	—	1,561
Other	(98)	(117)
Changes in operating assets and liabilities:
Accounts receivable	63,943	(10,067)
Inventory	2,221	(34,857)
Deferred costs with suppliers	430	28,179
Other assets	(1,176)	251
Contract origination costs, net	(356)	(802)
Project assets	(390)	(1,402)
Accounts payable	(16,280)	28,831
Accrued expenses and other liabilities	1,731	(31,746)
Deferred revenue	2,715	9,921
Lease liabilities	(807)	(593)
Net cash used in operating activities	(621)	(35,821)
INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(1,847)
Purchase of available-for-sale investments	—	(49,152)
Proceeds from maturities of available-for-sale investments	8,250	50,270
Proceeds from sales of available-for-sale investments	—	73,917
Purchase of energy storage systems	(51)	(1,625)
Capital expenditures on internally-developed software	(3,463)	(3,570)
Purchase of property and equipment	(61)	(162)
Net cash provided by investing activities	4,675	67,831
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	—	149
Proceeds from employee equity transactions to be remitted to tax authorities, net	5,228	—
Repayment of financing obligations	(2,086)	(2,133)
Redemption of investment from non-controlling interests, net	—	(72)
Repayment of notes payable	—	(100)
Net cash provided by (used in) financing activities	3,142	(2,156)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	233	126
Net increase in cash, cash equivalents and restricted cash	7,429	29,980
Cash, cash equivalents and restricted cash, beginning of year	106,475	87,903
Cash, cash equivalents and restricted cash, end of period	$113,904	$117,883

RECONCILIATION OF CASH, CASH EQUIVALENTS, AND RESTRICTED CASH WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS TO THE AMOUNTS SHOWN IN THE STATEMENTS OF CASH FLOWS ABOVE:
Cash and cash equivalents	$112,804	$117,883
Restricted cash included in other noncurrent assets	1,100	—
Total cash, cash equivalents, and restricted cash	$113,904	$117,883

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of adjusted EBITDA to net loss:

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net loss	$(72,307)	$(44,778)
Adjusted to exclude the following:
Depreciation and amortization (1)	11,154	11,958
Interest expense, net	4,707	1,777
Stock-based compensation	8,374	7,202
Revenue constraint (2)	—	10,200
Revenue reduction, net (3)	33,128	—
Excess supplier costs (4)	1,012	—
Provision for (benefit from) income taxes	153	(91)
Other expenses (5)	1,540	—
Adjusted EBITDA	$(12,239)	$(13,732)
Adjusted EBITDA, as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected adjusted EBITDA to net income (loss), its most directly comparable forward-looking GAAP financial measure, without unreasonable effort, because the Company is unable to predict with a reasonable degree of certainty its change in stock-based compensation expense, depreciation and amortization expense, revenue constraint and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Depreciation and amortization includes depreciation and amortization expense, impairment loss of energy storage systems, and impairment loss of project assets.
(2) Refer to the discussion of revenue constraint in the definition of non-GAAP gross profit provided above.
(3) Refer to the discussion of reduction in revenue in the definition of non-GAAP gross profit provided above.
(4) Refer to the discussion of excess supplier costs in the definition of non-GAAP gross profit provided above.
(5) Adjusted EBITDA for the three months ended March 31, 2024 reflects other expenses of $1.5 million. For the three months ended March 31, 2024, other expenses include $0.4 million of other non-recurring expenses, and $1.1 million of expenses related to restructuring costs to pursue greater efficiency and to realign our business and strategic priorities. Restructuring expenses consisted of employee severance and other exit costs.

The following table provides a reconciliation of non-GAAP gross profit and margin to GAAP gross profit and margin ($ in millions):

	Three Months Ended March 31,
	2024	2023
Revenue	$25.5	$67.4
Cost of revenue	(49.7)	(66.4)
GAAP gross (loss) profit	(24.2)	1.0
GAAP gross margin (%)	(95)%	1%

Non-GAAP Gross Profit
GAAP Revenue	$25.5	$67.4
Add: Revenue constraint (1)	—	10.2
Add: Revenue reduction, net (2)	33.1	—
Subtotal	58.6	77.6
Less: Cost of revenue	(49.7)	(66.4)
Add: Amortization of capitalized software & developed technology	3.9	3.0
Add: Impairments	—	0.9
Add: Excess supplier costs (3)	1.0	—
Non-GAAP gross profit	$13.8	$15.1
Non-GAAP gross margin (%)	24%	19%
Non-GAAP gross margin as used in the Company's full year 2024 guidance, is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile projected non-GAAP gross margin to GAAP gross margin, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in amortization of capitalized software, impairments, and other items that may affect GAAP gross margin. The unavailable information could have a significant effect on the Company’s full year 2024 GAAP financial results.
(1) Refer to the discussion of revenue constraint in the definition of non-GAAP profit provided above.
(2) Refer to the discussion of reduction in revenue in the definition of non-GAAP profit provided above.
(3) Refer to the discussion of excess supplier costs in the definition of non-GAAP profit provided above.

Key Definitions:

Item	Definition
Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly bookings or annual bookings)
•Customer contracts are typically executed 6-24 months ahead of installation
•Bookings amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Services revenue, which represents total nominal software and services contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted Assets Under Management (“AUM”)	Total GWh of storage systems in operation or under contract
Solar Monitoring AUM	Total GW of solar systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts, including contracts signed in the applicable period for systems that are not yet commissioned or operating
Project Services	Professional services and revenue tied to Development Company investments
Operating Cash Flow	Net cash provided by (used in) operating activities. Does not represent the change in balance sheet cash which will be further impacted by investing and financing activities